verb

inspire · action

sales · marketing · lead-gen · software

reinvented for today's video-centric business and social environment

verb

Safe Harbor Statement

Certain statements contained in this presentation, including, without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of VERB Technology Company, Inc. (the "Company"), members of its management, and assumptions on which such statements are based. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other filings with the U. S. Securities and Exchange Commission (available at www.sec.gov). Prospective investors are also cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in market interest rates; changes in credit quality; and the Company's ability to successfully integrate any acquisition it may make. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments except as required by law. The presentation does not carry any right of publication or disclosure to any other party. No person may treat this presentation as constituting either an offer to sell, or a solicitation of an offer to buy, any interest in the investment. Any offering of securities may be made only pursuant to written offering documents, in compliance with federal and applicable state securities laws. An investment in the Company is available only to qualified individuals or entities, and potential investors should perform their own due diligence regarding the investments and tax treatment of such investments. This presentation may not contain all the details and information necessary for you to make an investment decision or comprehensive evaluation. The Company takes no responsibility for the accuracy or the completeness of the information contained herein and makes no assurances for such. In addition, information in this presentation as of November 2018 is based on unaudited accounts. This presentation is not and does not purport to be an appraisal of the assets, stock or business referenced herein. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of the Company.

Free Writing Prospectus Statement

verb

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-226840
February 19, 2019

Verb Technology Company, Inc. has filed with the Securities and Exchange Commission (the "SEC") a registration statement (File No. 333-226840) and a preliminary prospectus (the "Preliminary Prospectus") for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, when they are available, copies of the Preliminary Prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022; or by calling toll free (866) 803-9204. The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below:

https://www.sec.gov/Archives/edgar/data/1566610/000149315219002233/forms-1a.htm

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this presentation.

The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

verb

OFFERING SUMMARY

Listing:	VERB Technology Company, Inc. (OTCQB: FUSZD)
NASDAQ Symbol Reserved:	VERB - Common Stock VERBW - Tradeable warrants
Primary Offering:	$20,000,000 Units (common stock and 50% warrant coverage)
Over-Allotment:	$ 3,000,000 Units (common stock and 50% warrant coverage)
Offering Details:	Common Stock and Tradeable Warrants
Underwriter:	A.G.P. / Alliance Global Partners
Proposed Use of Proceeds:	$15,000,000 Acquisition of Sound Concepts $ 2,000,000 Retirement of bridge financing $ 3,000,000 General Working Capital*

*does not include fees & expenses

verb

INVESTMENT HIGHLIGHTS

Investment Highlights

1. **CRM Software Market** - $40.7B - *Fastest Growing Software Market* [Gartner].
2. **Proprietary patent-pending**, disruptive, interactive Tagg Video technology, *embraced by Fortune 100 partners*.
3. **Executed Partnership Agreements** with **Oracle/NetSuite, Microsoft, Salesforce, Adobe/Marketo**, for integration into their respective platforms.
4. **Acquisition of, and Merger with Sound Concepts**:
   - 2018 revs - $12.3M (Dec 2017 – Nov 2018);
   - **Cashflow and Net Income Positive**;
   - **554,000 Users** (*through 2.13.19*);
   - Enterprise Clients Include **86** of the Top Global Direct Sales Companies
5. **World-Class Experienced Leadership Team** focused on stockholder value.
6. **Recurring Revenue, Cloud-based, SaaS, Business Model.**

SENIOR MANAGEMENT SNAPSHOT

RORY J. CUTAIA, *FOUNDER, PRES., CEO, & CHAIRMAN OF THE BOARD*



Former Founder, Chairman & CEO of **Telx**, the internationally recognized leader in the data center sector and *de facto* standard by which the world's telecom carriers interconnect with one another.

- **Led Telx from start-up to successful exit**
- **Sold Telx for $215M in 2006**
- **Returned 18X invested capital to investors**
- **Telx sold again in 2015 for $1.9B**

- Created the **VERB** business model, business plans and marketing strategies.
- **Invested more $2.8M of his own capital to** finance R&D and all start-up costs.
- Assembled a world-class management team, Board of Directors, and Advisory Board, focused on building stockholder value.

SENIOR MANAGEMENT SNAPSHOT

JEFF CLAYBORNE, *CHIEF FINANCIAL OFFICER*



- **20 years of experience in both Fortune 100 and start-ups.**
- **The Walt Disney Company - Senior Finance Manager, Walt Disney International.**
- **Universal Music Group - Vice President, Head of Finance & Business Development.**
- **MBA from the University of Southern California.**
- **CPA at McGladrey & Pullen, then KPMG Peat Marwick.**

CHAD THOMAS, *CHIEF TECHNOLOGY OFFICER*



- **Proven track record of software innovation and architecting for scale.**
- **MySpace - Architect, designer, coder - built platform for rapid global growth, tens of millions of users.**
- **Co-Founder, architect, and CTO of Lifespeed, Inc., a revolutionary health and wellness data storage platform.**
- **CTO of Swarm Engineering, created technology to allow edge IoT devices to work in a swarm to solve problems in a traditional cloud-based analytics architecture.**
- **M.S. in electrical engineering and computer science from Massachusetts Institute of Technology.**

Everything You Knew About Sales Has Changed . . .

verb

inspire • action

new proprietary disruptive technology

FACT 1:

Most of the sales, marketing, and customer relationship management ("CRM") software products available today are based on architecture developed 20 years ago.

FACT 2:

Today's **CRM** software is designed to **TRACK** customer engagement.

FACT 3:

Salespeople Need A Tool That Helps Them **SELL** Not Just **Track**.

Create Engagement vs. **Track** Engagement

VIDEO

to SELL you need to communicate in

the way people want to consume information

VIDEO

video is 80% more engaging than plain text or static images*

we retain 95% more information delivered through video**

* Cisco Visual Networking Index: Forecast and Trends, 2017–2022
** Forbes - How To Incorporate Video Into Your Social Media Strategy


tagg
Welcome to tagg
1. Record It
2. Share It
3. Track It
4. Own It
Social Images
See All
Using a GIF, describe how your day is going
DESCRIBE YOUR BFF with a GIF
Describe how your day is going
Describe your BFF
My Tools
DEMO

Introducing . . .

tagg CRM

The First Interactive Video Based CRM With Clickable Taggs

Download on the App Store

GET IT ON Google Play

tagg

Add clickable taggs to any video

BUY ⋆ SCHEDULE ⋆ PHONE ⋆ DONATE ⋆ DOWNLOAD

All Right In The Video

What's Your Tagg . . .

Entrepreneur or Enterprise Mobile Apps

tagg CRM

taggCRM is a complete CRM for the salesperson on the go. Manage all of your sales and marketing initiatives from the palm of your hand. With taggCRM, growing your business is as easy as posting a video to Facebook.

Share videos, GIFs, images, websites, PDFs, and more via SMS, email, social media, and links. Receive real-time notifications when prospects view or interact with the content you share so you can follow-up on hot leads.

Easily sync contacts and build a list of hot and cold prospects the fun way - by simply swiping left or right.

tagg CRM enterprise

For enterprise clients with a larger mobile sales force. White-labeled mobile CRM sales tool that leverages the power of Verb's interactive video technology.

Incorporates viewer analytics, lead management capabilities, email drip campaigns, and much more. We can tailor the application to fit the exact needs of the organization.

With corporate control at the admin level, you can provide and continuously update all of the collateral your reps need to be successful, delivered right to the palm of their hand.

verb

THE MARKET

The Market Opportunity

CRM Software Market – *The Fastest Growing Software Market* [Gartner]

- $40.7B in 2017[1]
- 16% growth rate in 2018[1]
- $81.9B by 2025[2]

Video Marketing

- 80% of all online content will consist of video marketing by 2019[3]

Direct Sales – Affiliate Marketing – Network Marketing

- 107M direct sales reps globally[4]

1. April 2018 Gartner: CRM Became the Largest Software Market in 2017 and Will Be the Fastest Growing Software Market in 2018
2. April 2017 Grand View Research
3. April 2018 Forbes: The Growth Of Video Marketing And Why Your Business Needs It
4. World Federation of Direct Selling Associations (WFDSA) Annual Report 2017

Tagg On Your Desk

tagg PRO

Viewer Analytics Available in Our Pro Version

You'll know:

- ***When** they watched*
- ***What** they watched*
- ***Where** they watched*
- ***What** they clicked*
- ***How long** they watched*



Call Us
Email Us
Visit Link
Buy Now
Schedule

tagg PRO *plug-in modules*

taggMED

Tagg For Healthcare

taggEDU

Tagg For Education

taggNGO

Tagg For Non-Profit

taggLIVE facebook

Our Facebook App



Add Clickable Taggs to Your Live Facebook Broadcasts

currently in beta - launching Q2


Call Us
Email Us
Visit Link
Buy Now
Schedule
tagg
Welcome to tagg
Social Images
My Tools

tagg LITE

for everyone...

Our **FREE** Tagg App

Free to use right from our website

No Download or Commitment Required

Tagg Your Videos with:

- Shop Now
- Send an Email
- Schedule a Meeting
- Follow You on Social

Post Directly to Facebook, Twitter, and LinkedIn

tagg inside

Tagg Interactive Video Technology Integration Partners

ORACLE NETSUITE

Partnership Agreements Executed

Q2 2019 Launch

Adobe Marketo

odoo

Microsoft

salesforce

Partnership Agreements Executed

Q2 2019 Launch

tagg inside

Tagg Interactive Video Technology Integration Partners

- These large incumbents will offer their users the ability to add taggs to their videos natively in their existing dashboards.
- Their users will see the video view analytics displayed in their dashboard using the native data displays.
- Their users will be able to create automated drip campaigns where the interactive tagg videos do the selling for them.
- To access the tagg feature set within their existing platform, their users pay an additional recurring fee: $10 - $49 per user per month.
- Revenue share: 80/20* Adobe/Marketo; 90/10* Oracle/NetSuite; 85/15* Salesforce; Microsoft revenue share will be determined on a product-by-product basis. *(* revenue shared Verb/Partner)*

ORACLE NETSUITE | odoo | Microsoft | salesforce | Adobe Marketo

tagg Video Store and Creator Program

Don't like to appear on camera . . .

Don't have high quality sales or product videos . . .

We've got you covered in our

Tagg Video Store

Accessible from the app - where you can purchase pre-formatted videos just waiting for you to add your own personal taggs!

Choose from over 750,000 Videos

Join our Creator Program
and sell your videos in our Store!


tagg Video Store
Videos
verb
Our Tagg Eco-System - Launching Q2

SOUND CONCEPTS

ACQUISITION of SOUND CONCEPTS

- The leading provider of digital marketing and sales support services, including a video-based mobile sales application, to the direct sales industry.
- Brightools branded marketing application offered as a white-labeled application to large corporate enterprises.
- 86 clients in the network marketing and affiliate marketing sector.

86 Direct Sales Companies

554K Users

60 Countries

Australia Turkey United States Spain

Ecuador Singapore Argentina Korea Norway China

Caribbean Canada Portugal Taiwan Ecuador Italy Germany South Africa Japan Poland

Romania Belgium Chile Sweden France Denmark Mexico Iceland Russia

Malaysia New Zealand Estonia Luxembourg Switzerland Finland

verb

Software-as-a-Service (SaaS) Recurring Revenue Business Model

SaaS Business Model

We provide cloud-based software products and services on a subscription basis for:

- Individual and Enterprise users accessing our taggCRM and taggPRO applications, as well as our Tagg Video Store eco-system;
- Enterprise users accessing our tagg*INSIDE* interactive video technology integrated into Oracle/NetSuite, Adobe/Marketo, Salesforce, and Microsoft, among others; and
- Enterprise users who subscribe to bundled service offerings from our partners and/or their value-added resellers.

verb

2019 Go-To-Market Strategy

GO TO MARKET STRATEGY

A. Free TaggLITE app promotions as market awareness and lead generation tool. Triggers drip campaign to upgrade to paid taggCRM or taggPRO versions for analytics and more features.

B. Joint promotion of our tagg*INSIDE* technology integrated into:
- **ORACLE/NetSuite** – re-launch scheduled Q2
- **ADOBE MARKETO** – re-launch scheduled Q2
- **SALESFORCE** – Currently in Development - launch scheduled Q2
- **MICROSOFT** – Currently in Development - launch scheduled Q2
- **ODOO** – Currently in Development - launch scheduled Q2

Integrations Into Other Large CRM, ERP, and Marketing Automation Platforms planned

C. Expansion of Sound Concepts customer base to additional large enterprise direct selling companies. Robust pipeline of executed license agreements awaiting deployment throughout Q1 and Q2.

D. Tagg Video Store & Creator Program Eco-System - launch scheduled Q2

verb

Pro Forma Financial Summary

		2017		2018
Total Users		340,000		515,000
Total Users Through February 13, 2019: 554,000				
Net Revenue	$	11,552,000	$	12,282,000
Gross Margin	$	5,259,000	$	5,626,000
Gross Margin %		46%		46%
Operating Income (Loss)*	$	(2,935,000)	$	(4,713,000)
Net Income (Loss)	$	(4,563,000)	$	(8,390,000)
Ending Cash	$	89,000	$	1,066,000

* Excludes non-cash stock compensation expense

verb

Capitalization Table as of 2/13/19

	# of Shares	WAEP	% Fully Diluted
Common Shares Outstanding (Directors and Officers)	**3,709,449**		**23.95** %
Common Shares Outstanding (Other)	**8,517,554**		**54.98** %
Stock Options	**2,448,974**	**$ 5.40**	**15.81** %
Warrants	**778,443**	**$ 4.20**	**5.03** %
Fully Diluted Common Shares Outstanding	**15,491,202**		

verb

INVESTMENT HIGHLIGHTS

Investment Highlights

1. **CRM Software Market** - $40.7B - *Fastest Growing Software Market* [Gartner].
2. **Proprietary patent-pending**, disruptive, interactive Tagg Video technology, *embraced by Fortune 100 partners.*
3. **Executed Partnership Agreements** with **Oracle/NetSuite, Microsoft, Salesforce, Adobe/Marketo**, for integration into their respective platforms.
4. **Acquisition of, and Merger with Sound Concepts**:
   - 2018 revs - $12.3M (Dec 2017 – Nov 2018);
   - **Cashflow and Net Income Positive**;
   - **554,000 Users** (*through 2.13.19*);
   - Enterprise Clients Include **86** of the Top Global Direct Sales Companies.
5. **World-Class Experienced Leadership Team** focused on stockholder value.
6. **Recurring Revenue, Cloud-based, SaaS, Business Model.**

ADDENDUM

What Are They Saying About . . .

tagg PRO

"*We couldn't believe it …*

1,010% increase using Tagg."

30 Day Test. 250,000+ emails sent with non-interactive videos got 1.12% conversion rate compared to a *12.4% conversion rate with Tagg.*

We couldn't believe it, but here's the proof."

Roger Lee, CEO

DR2 MARKETING
DIRECT RESPONSE DIRECT RESULTS

What Are They Saying About . . .

tagg PRO

"It can be challenging to convey our value proposition succinctly without taking too much time from the potential client. We find that the most efficient way to educate our consumer is with interactive videos that slowly educate them as they get more comfortable with the idea of a lifestyle change. We're still making improvements, but so far we've seen interaction rates ranging from 69%-88% on each video in our funnel."

Nash Prince, VP, Business Development
Betr Health

"We used Tagg Interactive Video to make our 3-Day Online Summit (featuring experts in every aspect of Trade Shows) interactive. We were able to receive sponsorship dollars because we could offer companies the ability to include a clickable tagg where viewers could immediately download resources, click on an email tagg to get in touch with them right away, and make their lower-third click straight to the page they wanted to showcase. Using Verb helped us pay for the Summit with sponsorship dollars that would have been hard to obtain otherwise."

Dianna Geairn
COO of TradeShow Makeover

"**Education** is a people business. Efficient communication and transparency are key to any school's success. **taggEDU** sets itself apart from all other EdTech tools as it is truly a universal resource for all sectors of education that allows administrators, teachers, and students to create amazing platforms to deliver information. As a principal it allows me to communicate in a more natural way to our students and community. It allows our teachers to incorporate more Project Based Learning activities, more effective substitute lesson plans and takes the flipped classroom model to another stratosphere! The creative possibilities are endless while its ease of use makes it the most dynamic product on the market."

Lou Antonetti
Principal, Sachem High School East
Long Island, New York

What Are They Saying About . . .

taggEDU

SENIOR MANAGEMENT

RORY J. CUTAIA, *FOUNDER - PRESIDENT & CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD*

Rory J. Cutaia began his career as an attorney at a major NYC law firm, representing world renowned entrepreneurs. With that background, Mr. Cutaia left the practice of law and set out to change the landscape of the telecom industry through a tech company start-up he founded called Telx. Telx went on to become the internationally recognized leader in the data center sector and still the *de facto* standard by which the world's telecom carriers interconnect with one another. Mr. Cutaia assembled a top management team and over the course of only 6 years, took the business from a start-up to a successful sale and liquidity event priced at more than **$215 million** in cash, **returning 18x invested capital to early investors**.

As Founder, President, CEO and Chairman of Telx, Mr. Cutaia provided the vision for the Company's strategic goals and objectives. Operating the business like a public reporting company, he created the processes by which he and his management team crafted the Company's business plan, and then led the Company through its virtually flawless execution. He personally identified, negotiated and oversaw the successful integration of acquisitions, while at the same time engineered and implemented the policies, procedures, and processes that drove double digit organic growth, year over year. A truly hands-on CEO, Mr. Cutaia built a sales team, a marketing team, as well as technical support, customer satisfaction, HR, and finance departments. By employing new and innovative marketing strategies, Mr. Cutaia drove revenue, beat EBITDA targets and created an international reputation for Telx as the "best of the best". Telx was sold again in 2015 for approximately **$1.9 Billion**.

After the sale of Telx, Mr. Cutaia became a partner and *entrepreneur-in-residence* in a NYC-based private equity fund, where he went on to create several other ventures, including a new technology to clean up toxic coal waste sites, and then launched a next-generation, fiber-optic network constructed along railroad rights of way, a ground-breaking, innovative deal he personally negotiated. Now as Founder & CEO of Los Angeles-based VERB, Mr. Cutaia has created what has been called the *best new platform for consumer brand activation, CRM, and sales lead generation*. Mr. Cutaia conceived the VERB concept, created the Company's business plans and marketing strategies, and with more **$2.8M of his own capital invested**, personally financed R&D and all start-up costs. As CEO, Mr. Cutaia provides the vision and leadership for the management team, establishes the goals and objectives for the Company and the policies and procedures by which they are executed, remaining keenly focused on building stockholder value.

SENIOR MANAGEMENT

JEFF CLAYBORNE, *CHIEF FINANCIAL OFFICER*

Jeff Clayborne is Chief Financial Officer at VERB. Mr. Clayborne is an experienced finance professional with a proven record of driving growth and profit for both Fortune 100 as well as start-up companies. He brings with him more than 20 years of experience in all aspects of strategy, finance, business development, negotiation, and accounting. Mr. Clayborne earned his MBA from the University of Southern California, with high honors and began his career as a CPA at McGladrey & Pullen, then KPMG Peat Marwick. He then moved on to senior finance positions at The Walt Disney Company, including Senior Finance Manager at Walt Disney International, where he oversaw financial planning and analysis for the organization in 37 countries. Thereafter, Mr. Clayborne accepted a position at Universal Music Group where he was Vice President, Head of Finance & Business Development for Fontana, where he managed the financial planning and analysis of the sales and marketing division and led the business development department.

CHAD THOMAS, *CHIEF TECHNOLOGY OFFICER*

Mr. Thomas has extensive engineering, technology, programming, and software development experience, and a proven track record of innovation and building for scale. Mr. Thomas' background includes: Architect, designer and coder of MySpace, where he built the platform that accommodated rapid global growth for tens of millions of users; Co-Founder, architect, and CTO of Lifespeed, Inc., a revolutionary health and wellness data storage platform that allows families, medical professionals, and caretakers to safely store and share medical history data and participate in clinical trials; and CTO of Swarm Engineering, where he created the technology to allow edge IoT devices to work in a swarm to solve problems in a traditional cloud-based analytics architecture. Mr. Thomas began his career as an Airborne Ranger. Mr. Thomas studied electrical engineering at the University of Nebraska and has an M.S. in electrical engineering and computer science from Massachusetts Institute of Technology.

INDEPENDENT BOARD OF DIRECTORS

HONORABLE PHILLIP J. BOND, *MEMBER OF THE BOARD OF DIRECTORS | GOVERNANCE & NOMINATING COMMITTEE CHAIR*

Phil Bond is President of Government Relations at D.C. consulting firm, Potomac International Partners, Inc. Mr. Bond is the former Undersecretary of the U.S. Department of Commerce for Technology, a position he held from 2001 to 2005. He also served as Chief of Staff to Commerce Secretary Donald Evans during the period 2002 to 2003. In his dual role, Mr. Bond worked to advance America's technological leadership at home and around the world. He oversaw the operations of the National Institute of Standards and Technology (NIST), the Office of Technology Policy, and the National Technical Information Service. During his tenure, the Technology Administration was the pre-eminent portal between the federal government and the U.S. technology industry.

Mr. Bond also held positions at Monster Worldwide, the world's largest online career site, as Senior Vice President of Government Relations, and General Manager of Monster Government Solutions. Mr. Bond also served as Director of Federal Public Policy for the Hewlett-Packard Company; Senior Vice President for Government Affairs and Treasurer of the Information Technology Industry Council; as Chief of Staff to the late Congresswoman Jennifer Dunn (R-WA); as Chief of Staff and Rules Committee Associate for Congressman Bob McEwen (R-OH); and a role as Special Assistant and a role as Principal Deputy Assistant of the Secretary of Defense for Legislative Affairs.

Mr. Bond is a graduate of Linfield College in Oregon. During his 25-plus year career in Washington, Mr. Bond has been recognized for his leadership roles in the Executive branch, on Capitol Hill, at major high technology companies, and most recently as the CEO of TechAmerica, the largest technology advocacy association in the U.S. His professional accolades include:

- Named to the *Federal 100*, the annual listing by *Federal Computer Week* of the most influential people in government technology;
- Named one of the *Top 50 Tech Leaders* of 2003 by *Scientific American* magazine for his policy leadership around nanotechnology;
- Elected Deputy Chair of the World Information Technology and Services Alliance, a federation of more than 70 national technology associations around the world;
- Named a Tech Titan in *Washingtonian* Magazine's annual listing of tech leaders; and
- Recognized by *Roll Call*, the Capitol Hill newspaper, as one of The Fabulous Fifty, a listing of the most powerful staff in Congress.

INDEPENDENT BOARD OF DIRECTORS

JAMES P. GEISKOPF, *MEMBER OF THE BOARD OF DIRECTORS | LEAD DIRECTOR | COMPENSATION COMMITTEE CHAIR*

James P. Geiskopf became a director of VERB in May 2014, and serves as an independent director, as well as the Chair of the Compensation Committee. Mr. Geiskopf has 32 years of experience leading major organizations. Mr. Geiskopf was the former President and Chief Executive Officer of Budget Rent-a-Car of Fairfield California until 2007, when Mr. Geiskopf sold the franchise. Mr. Geiskopf served on the Board of Directors of Suisun Valley Bank and on the Board of Directors of Napa Valley Bancorp. Since 2014, Mr. Geiskopf has served on the Board of Directors of ICOx Innovations, Inc., a public company quoted on the OTC Markets Group Inc.'s OTCQB tier, where he is Lead Director and Chairman of the Compensation Committee.

KENNETH S. CRAGUN, *MEMBER OF THE BOARD OF DIRECTORS | AUDIT COMMITTEE CHAIR*

Ken Cragun joined our Board of Directors on September 10, 2018. He was appointed Chairman of the Audit Committee, as well as a member of the Compensation, Governance, and Nominating Committees. Mr. Cragun has more than 30 years of finance experience, leading major financing transactions, including IPOs, acquisitions, executing integration strategies, and building teams in more than 20 countries. His area of focus has been in the technology and digital marketing sectors, including SaaS model software companies, with CFO experience in multi-national businesses of up to $600 million in annual revenue..

Mr. Cragun served as Chief Financial Officer of several NASDAQ-listed companies: Local Corporation, from April 2009 to September 2016, which operated Local.com, a top 100 website; Modtech Holdings, Inc., from June 2006 to March 2009, a supplier of modular buildings; and CorVel Corporation, from January 2018 to September 2018, a $1.1B market cap company and a nationwide leader in technology driven risk management programs. Since October 2018, Mr. Cragun has served as the Chief Accounting Officer of DPW Holdings, Inc., a diversified holding company. Since January 2019, Mr. Cragun has served as the Chief Financial Officer and Treasurer for Alzamend Neuro, Inc., a biopharma company. Mr. Cragun also serves as a partner of Hardesty, LLC, a national executive services firm and has been a partner of its Southern California Practice since October 2016.

Mr. Cragun has broad business knowledge combined with strong technical skills related to GAAP accounting and SEC reporting. Mr. Cragun is two-time finalist for the Orange County Business Journal's "CFO of the Year – Public Companies." Mr. Cragun is also a CPA and began his professional career at Deloitte. Mr. Cragun earned his BS in Accounting from Colorado State University-Pueblo and his AAS in Business Management from Brigham Young University-Idaho.

ADVISORY BOARD

Jim DuBois
served as *Chief Information Officer at Microsoft* from May 2013 through September 2017, where he was responsible for building, securing, and running Microsoft's internal systems. During his 25-year tenure at Microsoft, Mr. DuBois also led Microsoft's application, infrastructure, and security teams. He is also the author of the critically acclaimed book about the lessons he learned during Microsoft's transformation under CEO Satya Nadella: *Six Word Lessons to Think Like a Modern-Day CIO*. Prior to joining Microsoft, Mr. DuBois held senior executive positions at Accenture. Mr. DuBois has degrees in Computer Science and Business from the University of Washington.

Mory Watkins
is a senior strategic financial executive and CFO with extensive successful experience in SaaS, high-growth, private equity-backed and venture-backed companies, as well as in the development and execution of successful roll-up strategies. His background also includes extensive M&A and corporate development work at four public companies, including new investment and portfolio company work at a private equity fund. Mr. Watkins is a graduate of Washington and Lee University, as well as Northwestern University Kellogg School of Management, where he earned an MBA in finance and accounting.

Tal Golan
is a creative, energetic, and seasoned business leader with broad-based technology experience. Mr. Golan is *Sr. Director - Success Cloud Product and Innovation at Salesforce.com*, where he collaborates with leaders of the world's largest enterprises to help them to navigate the complexities of continuous transformational change. As a founder, entrepreneur, investor, and technology inventor, Mr. Golan has grown businesses from the ground up. As a C-level executive, he has reinvigorated organizations to achieve new levels of value and sustainable growth. Mr. Golan's experience in the tech sector includes software design & engineering, cloud computing, product management, mobility, messaging, cryptology, and large-scale data storage and security. Mr. Golan is adept at bridging the communication gap that often exists between business and IT organizations in order to build high-performance teams that deliver exceptional bottom-line results. He describes himself as '*a super-connector and innovation broker, on a personal and professional mission to unify and inspire everyone around me to create the impossible*.'

ADVISORY BOARD

Lewis Jaffe

has created over $1 billion in shareholder value during his roles as both a CEO and a board member at numerous public companies where he conceived and executed successful growth strategies. His notable roles and accomplishments include: CEO, PictureTel (PCTL), a NASDAQ-listed video-conferencing company; CEO, Oxford Media (OXMI), where Mr. Jaffe's growth initiatives resulted in Oxford Media becoming the second largest video on-demand provider; Founder, MovieMe, the world's first ultra-fast download service for Hollywood video content; President, Verso Technologies (VRSO); Former Lead Independent Director of Benihana (BNHN: NASDAQ), where he led the take-private transaction; Inventor, with robust tech-related patent portfolio (mainly in telecom and content delivery) a.k.a. "The Godfather" of Videoconferencing; Clinical Professor and Entrepreneur in Residence, Loyola Marymount University, undergrad and MBA (Professor of the Year 2016); Creator of The ONE DAY MBA®; and Managing Director at Arthur Andersen. Mr. Jaffe attended University of Pennsylvania, earned a BS degree from La Salle University, and attended Stanford University Graduate School of Business.

Chuckie Reddy

is a Managing Director at J.P. Morgan, a large global investment bank, where he has been for the past 15 years. He focuses on providing unique financing solutions in all parts of the capital structure to companies focused on specialty finance. Before joining J.P. Morgan, Mr. Reddy worked at Capital One Financial Corporation as Senior Associate in the internal M&A and Corporate Development Group. Before joining the M&A group, Mr. Reddy worked in Capital One's credit card division managing a large part of the Canadian business. Mr. Reddy is currently invested in over 15 unique private companies (seed through late-stage) across many sectors. He has served on a number of Advisory Boards for those investments. Mr. Reddy has a B.A. in Economics with a concentration in Finance from the University of Virginia.

Erik Nielson

has 20 plus years of strategic planning, marketing, and advertising experience. His career has been devoted to the intersection of marketing and technology, having advised numerous Fortune 500 companies including Microsoft, Verizon, P&G, Nike, MasterCard, MSN, The Oprah Winfrey Network, XBOX, Yahoo, and eBay. He is currently Senior Director at Southwest Airlines, overseeing Marketing Strategy. Passionate about product development, Mr. Nielson is a globally recognized game designer ("Game of the Year" nominee for LINQ™, Cannes France, 2010), and co-founder of the popular dating app, 2Truths and a Lie™. He was previously Executive Director at Trailer Park, the largest entertainment marketer in the U.S., Director of Brand Strategy at Young & Rubicam, NY, and Co-Founder of McNulty Nielsen, Inc., a Los Angeles-based production facility. Mr. Nielson is a lifelong tech enthusiast, having started his career at Accenture as a software developer.

THANK YOU

End

of

Presentation

verb

inspire ▸ action

CONTACT: Investors@MyVerb.com